Exhibit 10.27

MEMORANDUM OF AGREEMENT	Norwegian Shipbrokers’ Association’s Memorandum of Agreement for sale and purchase of Ships. Adopted by the Baltic and International Maritime Council (BIMCO) in 1956.
Dated 22 December 2014	Code-name SALEFORM 1993 Revised 1996,1983 and 1986/87.

Pretty Unity Shipping S.A. (Address: Banco General Tower, 15th floor, Aquilino De la Guardia Street, Marbella, Panama City, Republic of Panama)

hereinafter called the Sellers, have agreed to sell, and

Parakou Tanker Inc. or its nominee (Address: Number 9, Tenmasek Blvd, #32-01, Suntec Tower 2, Singapore 038989)

hereinafter called the Buyers, have agreed to buy

Name: St. Marien

Classification Society/Class: Det Norske Veritas / 1A1 Tanker for Chemicals and Oil ESP E0 VCS-2 HL(1.055) TMON

Built: 2007	By: STX Shipbuilding Co., Limited, Jinhea, Korea

Flag: Hong Kong	Place of Registration: Hong Kong

Call Sign: VRCG4	~~GRT/NRT~~GT/NT: 30,068/ 13,602

~~Registered Number:~~ IMO number: 9313474

hereinafter called the Vessel on the following terms and conditions:

Definitions

“Banking days” are days on which banks are open both in the country of the currency stipulated for the Purchase Price in Clause 1, in Singapore, Hong Kong, United States of America and in the place of closing stipulated in Clause 8.

“In writing” or “Written” means a letter handed over from the Sellers to the Buyers or vice versa, a registered letter, ~~telex~~email, telefax or other modern form of written communication.

“Classification Society” or “Class” means the Society referred to in line 4.

“Deposit Holder” means Credit Agricole Corporate and Investment Bank, Hong Kong or other bank to be nominated by the Sellers.

“Sellers’ Account” means

the account with the Seller’s Bank with the following remittance details:

Credit Agricole CIB, Hong Kong

New York Correspondence: JP Morgan Chase Bank, New York, USA (SWIFT: CHASUS33)

Beneficiary’s Bank: Credit Agricole Corporate and Investment Bank, Hong Kong (SWIFT CRLYHKHH, CHIPS UID 009515)

Beneficiary’s Account No.: 01-003605-108-12-0

Beneficiary’s Name: Pretty Unity Shipping S.A.

“Sellers’ Bank” means Credit Agrìcole Corporate and Investment Bank, Hong Kong

1.	Purchase Price

The Purchase Price is USD 24,000,000.00 (United States Dollars Twenty Four Million Only).

This document is a computer generated SALEFORM 1993 form printed by authority of the Norwegian Shipbroker’s Association. Any insertion or deletion to the form must be clearly visible. In the event of any modification made is the pre-printed text of this document which is not clearly visible, the text of original approved document shall apply. BIMCO and the Norwegian Shipbrokers’ Association assume no responsibility for any loss, damage or expense as a result of discrepancies between the original approved document and this computer generated document.

2.	Deposit

As security of the correct fulfillment of this Agreement the Buyers shall pay a deposit of 10% (ten per cent) of the Purchase Price (the “Deposit”) within 10 (ten) banking days after ~~from both~~ the date ~~of~~ that (i) this Agreement has been signed and exchanged by email or fax by the Sellers and the Buyers and (ii) the Deposit Holder has confirmed in writing to the Sellers and the Buyers that the account has been opened. This ~~d~~Deposit shall be placed with the Deposit Holder and held by them in an interest bearing joint account for the Sellers and the Buyers (the “Joint Account”), to be released in accordance with joint written instructions of the Sellers and the Buyers. Interest, if any, to be credited to the Buyers. Any fee charged for holding and releasing the ~~said d~~Deposit shall be borne equally by the Sellers and the Buyers.

3.	Payment

(i)	The Deposit shall be released to the Sellers; and

(ii)	The ~~said~~ balance of the Purchase Price and all other payable on delivery by the Buyers to the Sellers under this Agreement shall be paid in full free of bank charges to the Sellers’ Account on delivery of the Vessel, but not later than 3 banking days after the Vessel is ~~in every respect~~ physically ready for delivery in accordance with the terms and conditions of this Agreement and Notice of Readiness has been given in accordance with Clause 5.

4.	Inspections

a)*	The Buyers have inspected and accepted the Vessel’s classification records. ~~The Buyers have also inspected the Vessel at/in on and have accepted the Vessel following this inspection~~, the sale is thereafter outright and definite, subject only to the terms and conditions of this Agreement.

~~b)*~~	~~The Buyers shall have the right to inspect the Vessel’s classification records and declare whether same are accepted or not within~~

~~The Sellers shall provide for inspection of the Vessel at/in~~

~~The Buyers shall undertake the inspection without undue delay to the Vessel. Should the Buyers cause undue delay they shall compensate the Sellers for the losses thereby incurred. The Buyers shall inspect the Vessel without opening up and without cost to the Sellers. During the inspection, the Vessel’s deck and engine log books shall be made available for examination by the Buyers. the Vessel is accepted after such inspection, the sale shall become outright and definite, subject only to the terms and conditions of this Agreement, provided the Sellers receive written notice of acceptance from the Buyers within 72 hours after completion of such inspection.~~

~~Should notice of acceptance of the Vessel’s classification records and of the Vessel not be received by the Sellers as aforesaid, the deposit together with interest earned shall be released immediately to the Buyers, whereafter this Agreement shall be null and void.~~

~~*~~	~~4a) and 4b) are alternatives; delete whichever is not applicable. In the absence of deletions; alternative 4a) to apply.~~

5.	Notices, Time and Place of Delivery

a)	The Sellers shall keep the Buyers well Informed of the Vessel’s itinerary and shall

This document is a computer generated SALEFORM 1993 form printed by authority of the Norwegian Shipbroker’s Association. Any insertion or deletion to the form must be clearly visible. In the event of any modification made is the pre-printed text of this document which is not clearly visible, the text of original approved document shall apply. BIMCO and the Norwegian Shipbrokers’ Association assume no responsibility for any loss, damage or expense as a result of discrepancies between the original approved document and this computer generated document.

provide the Buyers with 30, 20, 10, 5 and 3 days approximate notice of the estimated time of arrival at the intended place of ~~drydocking/underwater inspection~~/ delivery. When the Vessel is at the place of delivery and ~~in every respect~~ physically ready for delivery in accordance with this Agreement, the Sellers shall give the Buyers a written Notice of Readiness for delivery.

b)	The Vessel shall be delivered and taken over safely afloat at a safe and accessible berth or anchorage ~~at/in~~ worldwide in the Sellers’ option provided that the same is always within IWL but excluding areas breaching UN, USA or EU sanctions and also Bulgaria, Cambodia, Cuba, Georgia (Abkhazia), Great Lakes, Israel, former Yugoslavia, Ebola reported areas in West Africa, and war areas as may be declared by Sellers’ and/or Buyers’ war-risk underwriters from time to time and area(s) and/or country(ies) where the Vessel and/or Buyers could be boycotted as a result of Vessel calling at such area(s) or country(ies).

Expected time of delivery: Between 24 December 2014 and 30 June 2015 on a banking day, i.e., Saturdays, Sundays, holidays excluded - in Sellers’ option. The Sellers further undertake that the Vessel shall be delivered to the Buyers once the existing charterer, Rudolf A. Oetker KG of Hamburg, Germany, redeliver the Vessel back to the Sellers according to the time charterparty dated 11 December 2003.

Date of canceling (see Clauses 5c), 6b) (iii) and 14): 30 June 2015 in Buyers’ option.

c)	If the Sellers anticipate that, notwithstanding the exercise of due diligence by them, the Vessel will not be ready for delivery by the canceling date they may notify the Buyers in writing stating the date when they anticipate that the Vessel will be ready for delivery and propose a new canceling date. Upon receipt of such notification the Buyers shall have the option of either canceling this Agreement in accordance with Clause 14 within ~~7 running~~5 banking days of receipt of the notice or of accepting the new date as the new canceling date. If the Buyers have not declared their option within ~~7 running~~5 banking days of receipt of the Sellers’ notification or if the Buyers accept the new date, the date proposed in the Sellers’ notification shall be deemed to be the new canceling date and shall be substituted for the canceling date stipulated in line 61.

If this Agreement is maintained with the new canceling date all other terms and conditions hereof including those contained in Clauses 5a) and 5c) shall remain unaltered and in full force and effect. Cancellation or failure to cancel shall be entirely without prejudice to any claim for damages the Buyers may have under Clause 14 for the Vessel not being ready by the original cancelling date.

d)	Should the Vessel become an actual constructive or compromised total loss before delivery the ~~d~~Deposit together with interest earned shall be released immediately to the Buyers whereafter this Agreement shall be null and void.

6.	~~Drydocking /~~ Divers Inspection/ Drydocking

~~a)**~~	~~The Sellers shall place the Vessel in drydock at the port of delivery for inspection by the Classification Society of the Vessel’s underwater parts below the deepest load line, the extent of the inspection being in accordance with the Classification Society’s rules. If the rudder, propeller, bottom or other underwater parts below the deepest load line are found broken, damaged or defective so as to affect the Vessel’s class, such defects shall be made good at the Sellers’ expense to the satisfaction of the Classification Society without condition/recommendation.*~~

This document is a computer generated SALEFORM 1993 form printed by authority of the Norwegian Shipbroker’s Association. Any insertion or deletion to the form must be clearly visible. In the event of any modification made is the pre-printed text of this document which is not clearly visible, the text of original approved document shall apply. BIMCO and the Norwegian Shipbrokers’ Association assume no responsibility for any loss, damage or expense as a result of discrepancies between the original approved document and this computer generated document.

b)**	(i) The Vessel is to be delivered without drydocking. However, the Buyers shall have the right at their expense to arrange for an underwater inspection by a diver approved by the Classification Society prior to the delivery of the Vessel. Such option shall be declared latest nine (9) days prior to the Vessel’s expected date of delivery as notified by the Sellers pursuant to Clause 5. The Sellers shall at their cost make the Vessel available for such inspection. This inspection shall be carried out without undue delay and in the presence of a Classification Society surveyor arranged for by the Sellers and paid for by the Buyers. The Buyers’ representative shall have the right to be present at the diver’s inspection as observer(s) only without interfering with the work or decisions of the Classification Society surveyor. The extent of the inspection and the conditions under which it is performed shall be to the satisfaction of the Classification Society. If the conditions at the port of delivery are unsuitable for such inspection, the Sellers shall make the Vessel available at a suitable alternative place near to the delivery port, in which event the date of canceling shall be extended by the additional time required for such positioning and the subsequent repositioning. The Sellers have the right to propose an alternative safe place for such underwater inspection prior to the Vessel arriving at the delivery port in case it would be known to the agents/Sellers/diver that the clarity of the water at the delivery port is such that a satisfactory divers inspection cannot take place. However, such inspection should take place as close as possible and whilst the vessel is en route to the delivery port.

(ii) If the rudder, propeller, bottom or other underwater parts below the deepest load line are found broken, damaged or defective so as to affect the Vessel’s class, then unless repairs can be carried out afloat to the satisfaction of the Classification Society, the Sellers shall arrange for the Vessel to be drydocked at their expense for inspection by the Classification Society of the Vessel’s underwater parts below the deepest load line, the extent of the inspection being in accordance with the Classification Society’s rules. If the rudder, propeller, bottom or other underwater parts below the deepest load line are found broken, damaged or defective so as to affect the Vessel’s class, such defects shall be made good by the Sellers at their expense to the satisfaction of the Classification Society without condition/recommendation*. In such event the Sellers are to pay also for the cost of the underwater inspection and the Classification Society’s attendance.

Notwithstanding anything to the contrary in this Agreement, if Class do not require the aforementioned defects to be rectified before the next class dry-docking survey, the Sellers shall be entitled to re-deliver the Vessel with these defects against a payment of the estimated direct cost (of labour and materials) of carrying out the repairs to the satisfaction of Class whereafter the Owners shall have no further rights whatsoever in respect of the defects and/or repairs. The estimated direct cost of the repairs shall be the average of quotes for the repair work obtained from two reputable independent shipyards at or in vicinity of the port of delivery, one to be obtained by each of the Buyers and the Sellers within two (2) Business Days from receipt by the Buyers of the scope of work for the repairs, unless the Buyers and the Sellers agree otherwise. Should either of the Sellers or the Buyers fail to obtain such a quote within the stipulated time then the quote duly obtained by the other party shall be the sole basis for the estimate of the direct repair costs. The Sellers may not deliver the Vessel prior to such estimate having been established. Where the Sellers intend to make a claim from the hull underwriter or P&I Club, the Buyers shall provide (to the extent that they are available) relevant invoices and supporting documents or statements necessary in connection with such claim.

(iii) If the Vessel is to be drydocked pursuant to Clause 6b) (ii) and no suitable drydocking facilities are available at the port of delivery, the Sellers shall take the Vessel to a port where suitable drydocking facilities are available whether within or outside the delivery range as per Clause 5b). Once drydocking has taken place the Sellers shall deliver the Vessel at a port within the delivery range as per Clause 5b) which shall, for the purpose of this Clause, become the new port of delivery. In such event the canceling date provided for in Clause 5b) shall be extended by the additional time required for the drydocking and extra steaming, but limited to a maximum of 14 running days.

This document is a computer generated SALEFORM 1993 form printed by authority of the Norwegian Shipbroker’s Association. Any insertion or deletion to the form must be clearly visible. In the event of any modification made is the pre-printed text of this document which is not clearly visible, the text of original approved document shall apply. BIMCO and the Norwegian Shipbrokers’ Association assume no responsibility for any loss, damage or expense as a result of discrepancies between the original approved document and this computer generated document.

c)	If the Vessel is drydocked pursuant to Clause ~~6a) or~~ 6b) above

(i) The Classification Society may require survey of the tailshaft system, the extent of the survey being to the satisfaction of the Classification surveyor. If such survey is not required by the Classification Society, the Buyers shall have the right to require the tailshaft to be drawn and surveyed by the Classification surveyor. The extent of the survey being in accordance with the Classification Society’s rules for tailshaft survey and consistent with the current stage of the Vessel’s survey cycle. The Buyers shall declare whether they require the tailshaft to be drawn and surveyed not later than by the completion of the inspection by the Classification Society. The drawing and refitting of the tailshaft shall be arranged by the Sellers. Should any parts of the tailshaft system be condemned or found defective so as to affect the Vessel’s class, those parts shall be renewed or made good at the Sellers’ expense to the satisfaction of the Classification Society without condition/recommendation.*

(ii) The expenses relating to the survey of the tailshaft system shall be borne by the Buyers unless the Classification Society requires such survey to be carried out, in which case the Sellers shall pay these expenses. The Sellers shall also pay the expenses if the Buyers require the survey and parts of the system are condemned or found defective or broken so as to affect the Vessel’s class*.

(iii) The expenses in connection with putting the Vessel in and taking her out of drydock, including the drydock dues and the Classification Society’s fees shall be paid by the Sellers if the Classification Society issues any condition/recommendation* as a result of the survey or if it requires survey of the tailshaft system. In all other cases the Buyers shall pay the aforesaid expenses, dues and fees.

(iv) The Buyers’ representative shall have the right to be present in the drydock, but without interfering with the work or decisions of the Classification surveyor.

(v) The Buyers shall have the right to have the underwater parts of the Vessel cleaned and painted at their risk and expense without interfering with the Sellers’ or the Classification surveyor’s work, if any, and without affecting the Vessel’s timely delivery. If, however, the Buyers’ work in drydock is still in progress when the Sellers have completed the work which the Sellers are required to do, the additional docking time needed to complete the Buyers’ work shall be for the Buyers’ risk and expense In the event that the Buyers’ work requires such additional time, the Sellers may upon completion of the Sellers’ work tender Notice of Readiness for delivery whilst the Vessel is still in drydock and the Buyers shall be obliged to take delivery in accordance with Clause 3, whether the Vessel is in drydock or not and irrespective of Clause 5b). However, in such event the cost of undocking the Vessel shall remain in accordance with Clause 6b).

*	Notes, if any, in the surveyor’s report which are accepted by the Classification Society without condition/recommendation are not to be taken into account.
~~**~~	~~6a) and 6b) are alternatives; delete whichever is not applicable. In the absence of deletions, alternative 6a) to apply.~~

7.	Spares, ~~/~~ Bunkers~~,~~ and other items Etc.

The Sellers shall deliver the Vessel to the Buyers with everything belonging to her on board and on Shore. All spare parts and spare equipment including spare tail-end shaft(s) and/or spare propeller(s)/propeller blade(s), if any, belonging to the Vessel at the time of inspection used or unused, whether on board or not shall become the Buyers’ property, but spares on order are ~~to be~~

This document is a computer generated SALEFORM 1993 form printed by authority of the Norwegian Shipbroker’s Association. Any insertion or deletion to the form must be clearly visible. In the event of any modification made is the pre-printed text of this document which is not clearly visible, the text of original approved document shall apply. BIMCO and the Norwegian Shipbrokers’ Association assume no responsibility for any loss, damage or expense as a result of discrepancies between the original approved document and this computer generated document.

excluded. Forwarding charges, if any, shall be for the Buyers’ account. The Sellers are not required to replace spare parts including spare tail-end shaft(s) and spare propeller(s)/propeller blade(s) which are taken out of spare and used as replacement prior to delivery, but the replaced items shall be the property of the Buyers. The radio installation and navigational equipment shall be included in the sale without extra payment if they are the property of the Sellers. Unused stores and provisions shall be included in the sale and be taken over by the Buyers without extra payment.

The Sellers have the right to take ashore crockery, plates, cutlery, linen and other articles bearing the Sellers’ flag or name provided they replace same with similar unmarked items. Library, forms, etc., exclusively for use in the Sellers’ vessel(s), shall be excluded without compensation. Captain’s, Officers’ and Crew’s personal belongings including the slop chest are to be excluded from the sale, as well as the following additional items (including items on hire):

The Buyers shall take over the remaining bunkers and unused lubricating oils in storage tanks and sealed drums and pay at the ~~current—~~actual net ~~market~~ price (excluding barging expenses), as evidenced by invoices or vouchers. ~~at the port and date of delivery of the Vessel.~~ Payment under this Clause shall be made at the same time and place and in the same currency as the Purchase Price.

8.	Documentation:

The place of closing: Sellers’ Bank

In exchange for payment of the Purchase Price the Sellers shall furnish the Buyers with delivery Documents as reasonably required by the Buyers for their registration of the Vessel and which shall be listed in an addendum to this Agreement.~~, namely :~~

~~a)~~	~~Legal Bill of Sale in a form recordable in (the country in which the Buyers are to register the Vessel), warranting that the Vessel is free from all encumbrances, mortgages and maritime liens or any other debts or claims whatsoever, duly notarially attested and legalized by the consul of such country or other competent authority.~~

~~b)~~	~~Current Certificate of Ownership-issued by the competent authorities of the flag state of the Vessel.~~

~~c)~~	~~Confirmation of Class issued within 72 hours prior to delivery.~~

~~d)~~	~~Current Certificate issued by the competent authorities stating that the Vessel is free from registered encumbrances.~~

~~e)~~	~~Certificate of Deletion of the Vessel from the Vessel’s registry or other official evidence of deletion appropriate to the Vessel’s registry at the time of delivery, or, in the event that the registry does not as a matter of practice issue such documentation immediately, a written undertaking by the Sellers to effect deletion from the Vessel’s registry forthwith and furnish a Certificate or other official evidence of deletion to the Buyers promptly and latest within 4 (four) weeks after the Purchase Price has been paid and the Vessel has been delivered.~~

~~f)~~	~~Any such additional documents as may reasonably be required by the competent authorities. for the purpose of registering the Vessel, provided the Buyers notify the Sellers of any such documents as soon as possible after the date of this Agreement.~~

~~At the time of delivery the Buyers and Sellers shall sign and deliver to each other a Protocol-of Delivery and Acceptance confirming the date and time of delivery of the Vessel from the Sellers-to the Buyers.~~

This document is a computer generated SALEFORM 1993 form printed by authority of the Norwegian Shipbroker’s Association. Any insertion or deletion to the form must be clearly visible. In the event of any modification made is the pre-printed text of this document which is not clearly visible, the text of original approved document shall apply. BIMCO and the Norwegian Shipbrokers’ Association assume no responsibility for any loss, damage or expense as a result of discrepancies between the original approved document and this computer generated document.

~~At the time of delivery the Sellers shall hand to the Buyers the classification certificate(s) as well as all plans etc., which are on board the Vessel. Other certificates which are on board the Vessel shall also be handed over to the Buyers unless the Sellers are required to retain same, in which case the Buyers to have the right to take copies. Other technical documentation which may be in the Sellers’ possession shall be promptly forwarded to the Buyers at their expense, if they so request. The Sellers may keep the Vessel’s log books but the Buyers to have the right to take copies of same.~~

9.	Encumbrances

The Sellers warrant that the Vessel, at the time of delivery, is free from all charters, encumbrances, Mortgages, taxes and maritime liens or any other debts whatsoever. The Sellers hereby undertake To indemnify the Buyers against all consequences of claims made against the Vessel which have been incurred prior to the time of delivery.

10.	Taxes, Etc.

Any taxes, fees and expenses in connection with the purchase and registration under the Buyers’ flag shall be for the Buyers’ account, whereas similar charges in connection with the sale, transfer or delivery of the Vessel or the closing of the Sellers’ register shall be for the Sellers’ account.

11.	Condition on Delivery

The Vessel with everything belonging to her shall be at the Sellers’ risk and expense until she is delivered to the Buyers, but subject to the terms and conditions of this Agreement she shall be delivered and taken over as she was at the time of inspection, fair wear and tear excepted. However, the Vessel shall be delivered with her class maintained without condition/recommendation*, free of average damage affecting the Vessel’s class, and with her classification certificates and national certificates, as well as all other certificates the Vessel is required to have at the time of delivery ~~had at the time of inspection~~, valid and unextended without condition/recommendation* by Class or the relevant authorities at the time of delivery.

“Inspection” in this Clause 11, shall mean the Buyers’ inspection according to Clause 4 a) or 4 b), if applicable, or the Buyers’ inspection prior to the signing of this Agreement. If the Vessel is taken over without inspection, the date of this Agreement shall be the relevant date.

*	Notes, if any, in the surveyor’s report which are accepted by the Classification Society without condition/recommendation are not to be taken into account.

12.	Name / Markings

~~Upon delivery the Buyers undertake to change the name of the Vessel and alter funnel markings~~

13.	Buyers’ Default

Should the ~~d~~Deposit not be paid in accordance with Clause 2, the Sellers have the right to cancel this Agreement, and they shall be entitled to claim compensation for their losses and for all expenses incurred together with interest. Should the Purchase Price not be paid in accordance with Clause 3, the Sellers have the right to

This document is a computer generated SALEFORM 1993 form printed by authority of the Norwegian Shipbroker’s Association. Any insertion or deletion to the form must be clearly visible. In the event of any modification made is the pre-printed text of this document which is not clearly visible, the text of original approved document shall apply. BIMCO and the Norwegian Shipbrokers’ Association assume no responsibility for any loss, damage or expense as a result of discrepancies between the original approved document and this computer generated document.

cancel th~~e~~is Agreement, in which case the ~~d~~Deposit together with interest earned shall be released to the Sellers. If the ~~d~~Deposit does not cover their loss, the Sellers shall be entitled to claim further compensation for their losses and for all expenses incurred together with interest.

14.	Sellers’ Default

Should the Sellers fail to give Notice of Readiness in accordance with Clause 5 a) or fail to be ready to validly complete a legal transfer by the date of cancelling ~~stipulated in line 61~~ the Buyers shall have the option of canceling this Agreement ~~provided always that the Sellers shall be granted a maximum of 3 banking days after Notice of Readiness has been given to make arrangements for the documentation set out in Clause 8~~. If after Notice of Readiness has been given but before the Buyers have taken delivery, the Vessel ceases to be physically ready for delivery and is not made physically ready again ~~in every respect~~ by the date of cancelling ~~stipulated in line 61~~ and new Notice of Readiness given, the Buyers shall retain their option to cancel. In the event that the Buyer elect to cancel this Agreement the ~~d~~Deposit together with interest earned shall be released to them Immediately. Should the Sellers fail to give Notice of Readiness by the date of cancelling ~~stipulated in line 61~~ or fail to be ready to validly complete a legal transfer as aforesaid they shall make due compensation to the Buyers for their loss and for all expenses together with interest if their failure is due to proven negligence and whether or not the Buyers cancel this Agreement.

15.	Buyers’ Representatives

After this Agreement has been signed by both parties and the ~~d~~Deposit has been lodged, the Buyers have the right to place two representatives on board the Vessel at their sole risk and expense and at such time so that the representatives have the opportunity to witness at least one full loading and discharging of the Vessel before she is delivered to the Buyers. ~~upon arrival at                                          on or about~~                                           These representatives are on board for the purpose of familiarization and in the capacity of observers only, and they shall not interfere in any respect with the operation of the Vessel. The Buyers’ representatives shall sign the Sellers’ standard letter of indemnity prior to their embarkation. The Buyers’ representatives shall have access to communication equipment (and thereby allowed to communicate with their offices via such equipment at cost price) and on-board access to maintenance data and access and ability to photocopy logbooks.

16.	Arbitration

a)*	This Agreement shall be governed by and construed in accordance with English law and any dispute arising out of this Agreement shall be referred to arbitration in London in accordance with the Arbitration Acts 1950 and 1979 or any statutory modification or re enactment thereof for the time being in force, one arbitrator being appointed by each party. On the receipt by one party of the nomination in writing of the other party’s arbitrator, that party shall appoint their arbitrator within fourteen days, failing which the decision of the single arbitrator appointed shall apply. If two arbitrators properly appointed shall not agree they shall appoint an umpire whose decision shall be final.

~~b)*~~	~~This Agreement shall be governed by and construed in accordance with Title 9 of the United States Code and the Law of the State of New York and should any dispute arise out of this Agreement, the matter in dispute shall be referred to three persons at New York, one to be appointed by each of the parties hereto, and the third by the two so chosen; their decision or that of any two of them shall be final, and for purpose of enforcing any award, this Agreement may be made a rule of the Court. The proceedings shall be conducted in accordance with the rules of the Society of Maritime Arbitrators, Inc. New York.~~

This document is a computer generated SALEFORM 1993 form printed by authority of the Norwegian Shipbroker’s Association. Any insertion or deletion to the form must be clearly visible. In the event of any modification made is the pre-printed text of this document which is not clearly visible, the text of original approved document shall apply. BIMCO and the Norwegian Shipbrokers’ Association assume no responsibility for any loss, damage or expense as a result of discrepancies between the original approved document and this computer generated document.

~~C)*~~	~~Any dispute arising out of this Agreement shall be referred to arbitration at , subject to the procedures applicable there. The laws of shall govern this Agreement.~~

~~*~~	~~16 a), 16 b) and 16 c) are alternatives; delete whichever is not applicable. In the absence of deletions, alternative 16 a) to apply.~~

17. Entire Agreement

The written terms of this Agreement comprise the entire agreement between the Buyers and the Sellers in relation to the sale and purchase of the Vessel and supersede all previous agreements whether oral or written between the Parties in relation thereto.

Each of the Parties acknowledges that in entering into this Agreement it has not relied on and shall have no right or remedy in respect of any statement, representation, assurance or warranty (whether or not made negligently) other than as is expressly set out in this Agreement.

Any terms implied into this Agreement by any applicable statute or law are hereby excluded to the extent that such exclusion can legally be made, Nothing in this Clause shall limit or exclude any liability for fraud.

19. Confidentiality

The terms of this Agreement and the substance of all negotiations in connection with it, are private and confidential between Buyers and Sellers, who shall not disclose them to, or otherwise communicate them to, any third party without the written consent of the other Party, save as may be required for the purpose of arbitration or enforcement of this Agreement. However, any release of publication of such details shall not be the grounds for either sellers or buyers to withdraw from this Agreement.

20. Conditions to Buyer’s Obligations

The Buyer’s obligations under this Agreement shall be subject to satisfaction or waiver of each of the following conditions:

(A) prior to the date of the delivery of the Vessel (the “Delivery Date”), the mergers involving Buyer (the “Mergers”) specified in the business combination agreement, dated December 1, 2014, among Cambridge Capital Acquisition Corporation, Cambridge Holdco, Inc., Cambridge Merger Sub, Inc., Buyer and Por Liu, shall have been consummated;

(B) subsequent to the closing of the Mergers and prior to the Delivery Date, the board of directors of Buyer shall have approved the purchase of the Vessel or the purchase of the shares of the entity owning the Vessel; and

(C) on the Delivery Date, the Buyer shall have sufficient sufficient funds necessary to satisfy the Purchase Price specified in Clause 1.

This document is a computer generated SALEFORM 1993 form printed by authority of the Norwegian Shipbroker’s Association. Any insertion or deletion to the form must be clearly visible. In the event of any modification made is the pre-printed text of this document which is not clearly visible, the text of original approved document shall apply. BIMCO and the Norwegian Shipbrokers’ Association assume no responsibility for any loss, damage or expense as a result of discrepancies between the original approved document and this computer generated document.

For and on behalf of the Sellers		For and on behalf of the Buyers

Name:	Liu Cheng Chan	Name:	Liu Por
Title:	Chairman	Title:	C.E.O

The Buyer’s Performance under the MOA is guaranteed by Parakou Tanker Inc., Number 9, Tenmasek Blvd, #32-01, Suntec Tower 2, Singapore 038989, as the Guarantor.

For and on behalf of Guarantor

Name:	Liu Por
Title:	C.E.O

This document is a computer generated SALEFORM 1993 form printed by authority of the Norwegian Shipbroker’s Association. Any insertion or deletion to the form must be clearly visible. In the event of any modification made is the pre-printed text of this document which is not clearly visible, the text of original approved document shall apply. BIMCO and the Norwegian Shipbrokers’ Association assume no responsibility for any loss, damage or expense as a result of discrepancies between the original approved document and this computer generated document.